UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMCOR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EMCOR Group, Inc. is filing the following reminder notices sent to employees and certain shareholders.

Thank you for your service to EMCOR and all that you do.

If you are also an EMCOR stockholder, thank you for investing in our company.

As an EMCOR stockholder, you should have received materials with respect to the voting of your EMCOR shares at the upcoming Annual Meeting. These materials may have been sent to you by mail or via email. Please take the time to vote this year.

I would encourage you to vote along the lines recommended by our Board of Directors.

Specifically, the Board of Directors recommends that you vote as follows:

▪	Election of Directors – FOR

▪	Say on Executive Compensation – FOR

▪	Appointment of Ernst & Young LLP as auditors for 2016 – FOR

▪	Shareholder Proposal on Proxy Access – AGAINST

If you have any questions on voting your EMCOR shares, please contact Maxine Mauricio, our general counsel (203-849-7834 or mmauricio@emcor.net).

Thank you for your consideration.

Stay safe,

Dear _________:

First, thank you for investing in EMCOR. We appreciate the confidence you have shown in our company and our management team.

I am reaching out to you in order to encourage you to vote AGAINST the shareholder proposal on proxy access that is on our ballot this year.

As your investment team would tell you, the stock performance of EMCOR over the years has been steady and very profitable for our stockholders. We are a disciplined and highly experienced management team and a company with great employees and a well-performing business, and this is reflected in the results of our operations and our stock performance.

In addition, we have a long history of progressive corporate governance practices including:

▪	an independent Board chairman;
▪	the annual election of our entire Board;
▪	majority voting for our directors;
▪	an executive compensation recoupment policy; and
▪	the ability of stockholders to call special meetings.

While we are not inherently opposed to the concept of shareholder proxy access, we feel that the adoption of such a policy must be carefully considered by our Board in order to ensure the continued success of EMCOR and to protect EMCOR stockholders such as you who have made a significant investment in our company and would not require such a policy to engage our Board of Directors or management team. We are always open to a conversation with our investors.

I hope you will consider voting against the shareholder proposal on proxy access (Item 4). I would also encourage you to vote in accordance with the recommendation of our Board of Directors on the other matters to be considered at the Annual Meeting.

Specifically, the Board of Directors recommends that stockholders vote as follows:

▪	Election of Directors – FOR
▪	Say on Executive Compensation – FOR
▪	Appointment of Ernst & Young LLP as auditors for 2016 – FOR
▪	Shareholder Proposal on Proxy Access – AGAINST

If you would like to discuss this matter or have any additional questions, please do not hesitate to contact me, Kevin Matz, our head of investor relations (203-849-7838 or kmatz@emcor.net), or Maxine Mauricio, our general counsel (203-849-7834 or mmauricio@emcor.net).

Thank you for your consideration.

Best regards,

Anthony J. Guzzi

President & CEO